Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended May 31, 2013

(Dollars in millions)

May 2013
Domestic Card Metrics(1)
Net principal charge-offs	$243
Average loans held for investment	69,809
Net charge-off rate(2)	4.17%
30+ day performing delinquencies	$2,087
Period-end loans held for investment	70,184
30+ day performing delinquency rate(3)	2.97%

International Card Metrics(1)
Net principal charge-offs	$33
Average loans held for investment	8,085
Net charge-off rate(2)	4.90%
30+ day performing delinquencies	$291
Nonperforming loans	94
Period-end loans held for investment	7,888
30+ day performing delinquency rate(3)	3.69%
Nonperforming loan rate(4)	1.19

Auto Finance Metrics
Net principal charge-offs	$30
Average loans held for investment	28,665
Net charge-off rate(2)	1.24%
30+ day performing delinquencies	$1,670
Nonperforming loans	116
Period-end loans held for investment	28,937
30+ day performing delinquency rate(3)	5.77%
Nonperforming loan rate(4)	0.40

(1)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.